Exhibit 16.1

SRCO Professional Corporation
Chartered Professional Accountants
Licensed Public Accountants
Park Place Corporate Centre
15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7

Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca
www.srco.ca

February 26, 2018

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100F Street Northeast
Washington, DC 20549-2000
U.S.A.

RE:	Canadian Cannabis Corp.
File No. 000-54915

Dear Sir/Madam:

We have read Item 4.01 of Form 8-K dated February 26, 2018 of Canadian Cannabis Corp. (“the Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practise public accounting by the
Chartered Professional Accountants of Ontario